Exhibit 10.2

EXHIBIT A

CASH BONUS PERCENTAGES

Executive Officers

	Percent of Base Salary
Officer	Threshold	Target	Stretch
CEO	0 - 50	100	200
COO	0 - 50	100	200
CAO/GC	0 - 40	80	160
CFO	0 - 40	80	160
VPs-Regional Managers	0 - 40	80	160

Other Employees

Prior to March 1st of each Plan Year, the CEO shall approve and advise the Committee of the Target Cash Bonus Percentages for each Participant other than the Executive Officers. Such percentages shall be subject to increase or decrease in the event of a promotion or demotion.

EQUITY INCENTIVE PERCENTAGES

Executive Officers

Officer	Target Percent of Base Salary
CEO	300 – 400
COO	250 – 350
CAO/GC	200 – 300
CFO	200 – 300
VPs-Regional Managers	150 – 300

Other Employees

Prior to March 1st of each Plan Year, the CEO shall approve and advise the Committee of the Target Equity Incentive Percentages for each Participant other than the Executive Officers. Such percentages shall be subject to increase or decrease in the event of a promotion or demotion.